Exhibit 99.

Excerpts from LabOne's preliminary proxy statement filed on November 9, 2001

TERMS OF THE WELSH, CARSON FINANCING

TERMS OF SECURITIES PURCHASE AGREEMENT

TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK

TERMS OF SERIES B-2 PREFERRED STOCK

TERMS OF SERIES B WARRANTS

TERMS OF THE WELSH, CARSON FINANCING

LabOne and the purchasers entered into a securities purchase agreement, a warrant agreement and a registration rights agreement in connection with the Welsh, Carson financing. Welsh, Carson and certain members of the family of William D. Grant, including certain related trusts (the "Grant Family"), also entered into a voting agreement. In addition, LabOne and American Stock Transfer & Trust Co. entered into an amendment to the rights agreement dated February 11, 2000 with respect to LabOne's shareholder rights plan. LabOne also filed with the Missouri Secretary of State a certificate of designation of the Series B-1 Convertible Preferred Stock, which sets forth the terms of the Series B-1 Convertible Preferred Stock, and a certificate of designation of the Series B-2 Preferred stock, which sets forth the terms of the Series B-2 Preferred Stock. In the Welsh, Carson financing, LabOne issued to the purchasers shares of Series B-1 Convertible Preferred Stock, shares of Series B-2 Preferred Stock, Series B Warrants and Series A Senior Subordinated Notes.

The terms of the Welsh, Carson financing and the agreements and instruments related thereto are complex and are summarized only briefly in this proxy statement. The summaries of such terms are qualified in their entirety by reference to the relevant transaction documents, which are filed as exhibits to LabOne's Current Report on Form 8-K/A ("Form 8-K") filed with the Securities and Exchange Commission on October __, 2001, as follows:. Exhibit 4.1 - Stock Purchase Agreement (with attached thereto Exhibit D - Certificate of Designation for Series C-1 Preferred Stock and Exhibit E - Certificate of Designation for Series C-2 Preferred Stock), Exhibit 4.2 - Certificate of Designation for Series B-1 Convertible Preferred Stock, Exhibit 4.3 - Warrant Agreement and Form of Series B Warrant, Exhibit 4.4 - Certificate of Designation for Series B-2 Preferred Stock, Exhibit 4.5 - Form of Series A Senior Subordinated Note, Exhibit 4.6 - Amendment No. 1 to Rights Agreement and Exhibit 4.7 - Registration Rights Agreement. The Form 8-K, together with all exhibits, is available at the web site of the Securities and Exchange Commission at www.sec.gov. These documents can also be obtained without charge by contacting Joseph C. Benage, Secretary, LabOne, Inc., 10101 Renner Boulevard, Lenexa, Kansas 66219 ((913) 888-1770). The documents requested will be sent by first class mail within one business day of receipt of such request.

TERMS OF SECURITIES PURCHASE AGREEMENT

Purchase and Sale of Securities

The securities purchase agreement provides for the sale of the equity and debt securities described above to the purchasers for an aggregate purchase price of $50 million. The purchase and sale was consummated on August 31, 2001.

Board Composition and Representation

Board Size

The securities purchase agreement provides that the Board of LabOne shall consist of seven directors so long as the purchasers are entitled to nominate directors for election, as described below.

Prior to Shareholder Approval

Until shareholder approval of the proposals in this proxy statement, so long as the purchasers and certain related parties beneficially own any shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock or Common Stock, Welsh, Carson has the right to nominate one director for election to the LabOne Board by the holders of Common Stock.

After Shareholder Approval

After shareholder approval is obtained, Welsh, Carson is entitled to nominate three directors for election to LabOne's Board so long as the purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 50% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the purchasers on August 31, 2001;

Welsh, Carson is entitled to nominate two directors for election to LabOne's Board so long as the purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 25% or more (but less than 50%) of the shares of Common Stock (determined on an as-converted basis) purchased by the purchasers on August 31, 2001;

Welsh, Carson is entitled to nominate one director for election to LabOne's Board so long as the purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 5% or more (but less than 25%) of the shares of Common Stock (determined on an as-converted basis) purchased by the purchasers on August 31, 2001; and

So long as the purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 5% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the purchasers on August 31, 2001, one of the members of the Board (the "Jointly Selected Director") shall be a person mutually nominated or appointed by (A) the directors designated or nominated by Welsh, Carson or elected by the holders of Series B-1 Convertible Preferred Stock ("Welsh, Carson Directors") and (B) the members of the Board other than the Jointly Selected Director and the Welsh, Carson Directors ("Company Directors").

The number of directors which Welsh, Carson is entitled to nominate under the above provisions is reduced by the number of directors that may be directly elected by the holders of Series B-1 Convertible Preferred Stock. See "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK" below.

Additional Provisions

LabOne agrees in the securities purchase agreement to nominate the nominees of Welsh, Carson described above and to use its best efforts to cause their election to the Board by the holders of Common Stock. The directors nominated by Welsh, Carson and/or elected by the Series B-1 Convertible Preferred Stock are entitled to proportionate representation on each committee and subcommittee of the Board, other than the audit committee to the extent prohibited by law.

Election of Company Directors

In the securities purchase agreement, the purchasers agree that until August 31, 2008 the purchasers shall (i) use their best efforts to cause the election or appointment to the Board of LabOne and any of its subsidiaries of the persons nominated by the Company Directors to fill the positions on such boards of directors allocated to the Company Directors, (ii) use their best efforts to cause the Company Directors to have proportionate representation on all committees of such boards of directors and (iii) not directly or indirectly take any action to seek or cause the removal of any Company Director as such a director or committee member without the written consent of a majority of the Company Directors.

Board Recommendation Of Approval By Shareholders

In the securities purchase agreement, the Board agrees to recommend that the shareholders approve the proposals presented in this proxy statement and further agrees to use commercially reasonable efforts to solicit from shareholders proxies in favor of such proposals.

Standstill Agreement

As a condition to engaging in the Welsh, Carson financing, LabOne required that the securities purchase agreement include a standstill agreement which imposes restrictions on the ability of the purchasers and certain related parties to acquire additional securities outside of the Welsh, Carson financing or to take certain other actions.

The standstill provisions contained in the securities purchase agreement restricts the activities of the purchasers and certain related parties until the earlier of August 31, 2008 or until the purchasers and certain related parties own securities representing less than 5% of the securities originally acquired by the purchasers, on an as-converted basis.

During the standstill period, the purchasers, their general partners and certain controlled entities may not, directly or indirectly, without the consent of a majority of the members of the Board other than the Welsh, Carson Directors:

    acquire any voting securities, assets or business of LabOne or any subsidiary (except for transfers among the purchasers or acquisitions from LabOne pursuant to the Welsh, Carson financing);
    solicit proxies or consents with respect to any securities of LabOne or any subsidiary or become a participant in any election contest;
    execute any written shareholder consent solicited by or on behalf of any shareholder;
    solicit shareholders for the approval of any shareholder proposal;
    make any public announcement with respect to, or submit any public proposal for or approach any third party regarding any extraordinary transaction involving the acquisition of the securities or assets of LabOne;
    form, join or in any way participate in or assist in the formation of a "group" in connection with any of the foregoing;
    otherwise act, alone or in concert with others, in a manner designed or having the deliberate effect of circumventing the above restrictions;
    disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing; or
    finance any other persons or entities in connection with any of the activities prohibited by the foregoing.

In addition, the purchasers are subject to the provisions of the shareholder rights plan of LabOne.

Right to Purchase Shares of Series C Preferred Stock

In the securities purchase agreement, LabOne agrees that, from August 31, 2001 until August 31, 2004, LabOne will not conduct any equity offering, with certain exceptions, unless and until it first grants to Welsh, Carson and certain related parties the right to purchase Series C Preferred Stock of LabOne for a purchase price of $1,000 per share. The Series C Preferred Stock to be purchased would be Series C-1 Preferred Stock to the extent permitted under the Marketplace Rules of The Nasdaq Stock Market, Inc. prior to shareholder approval relating to the issuance, and would otherwise be Series C-2 Preferred Stock. With respect to each such proposed equity offering, Welsh, Carson and the related parties would have the right to purchase Series C-1 Preferred Stock or Series C-2 Preferred Stock with a stated value up to the amount proposed to be raised by LabOne; provided that Welsh, Carson and the related parties would have the right to purchase no more than $15 million in the aggregate of Series C-1 Preferred Stock and Series C-2 Preferred Stock.

The initial conversion price of any Series C-1 Preferred Stock issued pursuant to this provision would equal the lower of: (a) 1.1 times the average closing price per share of Common Stock for the 20 trading days immediately preceding the closing date of the transaction and (b) 7.5 x EBITDA of LabOne and its subsidiaries for the 12 months prior to the transaction less certain indebtedness (as reduced by cash and cash equivalents and the aggregate exercise price of in-the-money stock options) and less the liquidation preference of certain shares of preferred stock, determined on a per share basis giving effect to the exercise of all outstanding in-the-money stock options and conversion of all in-the-money preferred stock.

Except as described above, the terms of the Series C-1 Preferred Stock would be substantially the same as the Series B-1 Convertible Preferred Stock and the terms of the Series C-2 Preferred Stock would be substantially the same as the Series B-2 Preferred Stock. See "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK" and "TERMS OF SERIES B-2 PREFERRED STOCK" below.

Issuance of Series B Senior Subordinated Notes in Connection with Subsequent Acquisitions

Under the securities purchase agreement, LabOne agrees that if at any time prior to August 31, 2004, LabOne shall identify an acquisition opportunity for LabOne, the consummation of which would require LabOne to obtain third-party subordinated debt financing, LabOne shall give Welsh, Carson and certain related parties the opportunity to participate in such financing through the acquisition of Series B Senior Subordinated Notes of LabOne ("Series B Senior Subordinated Notes"). With respect to each such proposed equity offering, Welsh, Carson and the related parties would have the right to purchase an aggregate principal amount of Series B Senior Subordinated Notes up to the principal amount of subordinated debt proposed to be issued by LabOne; provided that Welsh, Carson and the related parties would have the right to purchase no more than $15 million in the aggregate of principal amount of Series B Senior Subordinated Notes pursuant to this provision. The terms of the Series B Senior Subordinated Notes would be substantially similar to the terms of the Series A Senior Subordinated Notes described below.

In connection with the issuance of Series B Senior Subordinated Notes, the purchasers of such notes would be receive up to an aggregate of 300,000 nominally priced stock purchase warrants. The number of warrants issued would be based upon the principal amount of Series B Senior Subordinated Notes issued and the market price of the Common Stock on the date(s) such Series B Senior Subordinated Notes are issued.

Certain Veto Rights Applying After Shareholder Approval

If shareholder approval is obtained with respect to Proposals 1 and 2, for so long as Welsh, Carson and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 35% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the purchasers on August 31, 2001, Welsh, Carson shall have the right to approve the following transactions:

    any merger or consolidation involving LabOne or any sale of all or substantially all of the assets of LabOne and its subsidiaries taken as a whole;
    any acquisition or series of related acquisitions of stock or assets or any entity or business by LabOne or any subsidiary for consideration greater than $10 million;
    any sale, lease, transfer or other divestiture of material assets outside the ordinary course of business by LabOne or any subsidiary;
    any capital project or series of related capital projects costing in excess of $3 million;
    any material change in the business strategy or operations of LabOne and its subsidiaries;
    certain transactions with affiliates or other related parties of LabOne;
    any material change to any equity incentive plan of LabOne or any of its subsidiaries;
    any material increase in the compensation or benefits payable under any management incentive plan of LabOne or any of its subsidiaries; and
    any restructuring of senior management of LabOne and its subsidiaries.

Certain Negative Covenants Relating to Shares of Series B-2 Preferred Stock, Series C-2 Preferred Stock and Series A Senior Subordinated Notes and Series B Senior Subordinated Notes

For so long as any shares of Series B-2 Preferred Stock or Series C-2 Preferred Stock or any Series A Senior Subordinated Notes or Series B Senior Subordinated Notes remain outstanding, unless compliance is waived by (a) the holders of a majority of the outstanding shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock and (b) the holders of a majority in principal amount of Series A Senior Subordinated Notes and Series B Senior Subordinated Notes, LabOne and its subsidiaries may not, subject to exceptions in each case:

    incur any indebtedness in excess of three times EBITDA of LabOne and its subsidiaries for the 12 months prior to the date of incurrence, as adjusted for then pending or completed acquisitions as determined by the parties (other than renewal or replacement of certain existing indebtedness);
    issue capital stock that is redeemable under certain circumstances;
    make certain restricted payments, including among other things payments of distributions on or redemptions of certain capital stock and prepayments of certain indebtedness;
    incur any liens other than certain permitted liens;
    wind up, liquidate or dissolve;
    enter into any merger or consolidation or sale or all or any part of its property or assets unless certain conditions are satisfied;
    sell any capital stock of a wholly-owned subsidiary unless the sale is of all of the stock of such subsidiary;
    after shareholder approval of the proposals set forth in this proxy statement is obtained, acquire in a single transaction or series of related transactions any stock or assets or any entity or business for consideration greater than $10 million;
    after shareholder approval of the proposals set forth in this proxy statement is obtained, engage in any capital project or series of related capital projects costing in excess of $3 million;
    restrict a material subsidiary's ability to pay dividends or debt, make loans or transfer assets to LabOne or any other material subsidiary, or restrict the ability of LabOne to redeem shares of Series B-2 Preferred Stock or Series C-2 Preferred Stock;
    enter into certain transactions with affiliates and other related parties of LabOne;
    make any material change to any equity incentive plan of LabOne or any of its subsidiaries, effect any material increase in the compensation or benefits payable under any management incentive plan of LabOne or any of its subsidiaries; or
    engage in any restructuring of senior management of LabOne and its subsidiaries.

Reimbursement of Expenses and Payment of Advisory Fee

In the securities purchase agreement, LabOne agrees to pay up to $500,000 of the reasonable out-of-pocket costs and expenses of the purchasers, including fees and disbursements of counsel, advisors, accountants and consultants, incurred by the purchasers in connection with the Welsh, Carson financing and the Osborn acquisition. In addition, LabOne agrees to directly pay 50% of the fees and expenses of Ernst & Young LLP, accountants for the purchasers, and Reboul, MacMurray, Hewitt, Maynard & Kristol, legal counsel to the purchasers, relating to the Osborn acquisition. LabOne also agrees to pay (a) all of the reasonable out-of-pocket costs and expenses of the purchasers incurred in connection with (i) any and all purchases of Series C Preferred Stock and Series B Senior Subordinated Notes and (ii) the preparation and review of this proxy statement and (b) any fees and expenses associated with any filing required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with any conversion of any Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock or any exercise of any Series B Warrants or additional warrants issued to the purchasers. As of the date of this proxy statement, LabOne has paid to the purchasers a total of $___________ pursuant to these obligations.

In the securities purchase agreement, LabOne also agrees to pay to WCAS Management Corporation, an affiliate of the purchasers, a $500,000 advisory fee for services rendered in connection with the Osborn acquisition. This amount has been paid.

TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK

As of the date of this proxy statement, there were 14,000 shares of Series B-1 Convertible Preferred Stock outstanding.

Stated Value

The Series B-1 Convertible Preferred Stock has an initial stated value of $1,000 per share.

Rank

The Series B-1 Convertible Preferred Stock ranks prior to the Common Stock and ranks equally with the Series B-2 Preferred Stock and, upon issuance, the Series C-1 Preferred Stock and the Series C-2 Preferred Stock.

Dividend Rights

Each holder of Series B-1 Convertible Preferred Stock is entitled to receive cumulative dividends at an annual rate of 8.0% of the stated value, which accrue as if paid in-kind and are added to the stated value on a semi-annual basis, whether or not declared and whether or not there are any funds of LabOne legally available for the payment of dividends. From and after August 31, 2008, accrued dividends shall be payable in the form of cash, out of funds legally available for the payment of dividends. Each holder of Series B-1 Convertible Preferred Stock is also entitled to participate on an as-converted basis (ignoring the Conversion Limitation discussed below) with the Common Stock with respect to dividends paid on the Common Stock, other than dividends payable in Common Stock.

Liquidation Preference

Each share of Series B-1 Convertible Preferred Stock has a liquidation preference equal to the greater of (a) its stated value, treating the date of determination as a dividend accrual date for purposes of calculating the stated value on such date, and (b) the amount that would have been payable with respect to the number of shares of Common Stock into which a share of Series B-1 Convertible Preferred Stock was convertible immediately before such liquidation (without regard to the Conversion Limitation discussed below). Upon receipt of such liquidation preference, holders of Series B-1 Convertible Preferred Stock shall not be entitled to any further payment.

Conversion Rights

Subject to the Conversion Limitation, each holder of Series B-1 Convertible Preferred Stock has the right at any time at such holder's option to convert any or all of the holder's shares of Series B-1 Convertible Preferred Stock into shares of Common Stock. Subject to the Conversion Limitation discussed below, the number of shares of Common Stock into which each share of Series B-1 Convertible Preferred Stock is convertible equals (a) the stated value of such share on the date of conversion, treating such date as a dividend accrual date for purposes of calculating the stated value on such date, divided by (b) the conversion price on such date. The initial conversion price of the Series B-1 Convertible Preferred Stock is $8.32 per share. The conversion rate is subject to adjustment as described below.

Conversion at the Option of LabOne

Subject to the Conversion Limitation discussed below, if on any date after August 31, 2004 but before August 31, 2008, the closing price of the Common Stock has been at least $16.64 (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or other similar transactions) during any 30 trading days out of any consecutive 45 trading day period, LabOne may elect, no later than five business days after such date, to cause all outstanding shares of Series B-1 Convertible Preferred Stock to be converted into shares of Common Stock at the conversion rate described above.

Anti-Dilution Protection

The Series B-1 Convertible Preferred Stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances and deemed issuances of Common Stock below the then effective conversion price, subject to certain exceptions.

Conversion Limitation

Unless shareholder approval of the elimination of the Conversion Limitation is obtained, the number of shares of Common Stock that may be issued upon conversion of Series B-1 Convertible Preferred Stock, together with the number of shares of Common Stock then issued or issuable upon exercise of the Series B Warrants and any warrants issued with the Series B Senior Subordinated Notes, may not exceed in the aggregate 19.9% of the shares of Common Stock outstanding immediately prior to the issuance of the Series B-1 Convertible Preferred Stock on August 31, 2001, or 2,144,883 shares, subject to proportional adjustment for any stock split, stock dividend, recapitalization, reverse stock split or other similar event with respect to the Common Stock (the "Conversion Limitation"). Any portion of the stated value that at any time may not be converted into or exchanged for Common Stock as a result of the Conversion Limitation shall, at the option of the holder of Series B-1 Convertible Preferred Stock, be immediately paid in cash by LabOne or immediately converted into shares of Series B-2 Preferred Stock. If shareholder approval of the termination of the Conversion Limitation is obtained, the Conversion Limitation shall be of no further force or effect.

Redemption upon Change of Control

Upon a change of control of LabOne, each holder of Series B-1 Convertible Preferred Stock may require LabOne to redeem all or any portion of such holder's shares of Series B-1 Convertible Preferred Stock for cash. The redemption price per share shall equal 101% of the stated value on the redemption date, treating such date as a dividend accrual date for purposes of calculating the stated value on such date; provided, that if the change of control occurs prior to August 31, 2004, the redemption price shall be calculated assuming the change of control had occurred on August 31, 2004 and that no dividends had been paid in cash or converted into Series B-2 Preferred Stock with respect to such share from the actual date of the change of control through August 31, 2004. LabOne may elect to pay the redemption price with Common Stock or stock of an acquiring entity under certain circumstances, provided that the number of shares issued to pay the redemption price may not exceed the Conversion Limitation to the extent that shareholder approval of the termination of the Conversion Limitation has not been obtained.

Put/Call Rights

At any time on or after August 31, 2008, the holders of a majority of the shares of Series B-1 Convertible Preferred Stock then outstanding may require LabOne to purchase all of the outstanding shares of Series B-1 Convertible Preferred Stock and LabOne may elect to purchase all of the outstanding shares of Series B-1 Convertible Preferred Stock. The purchase price per share shall equal the stated value on the redemption date, treating such date as a dividend accrual date for purposes of calculating the stated value on such date, and shall be payable in cash. LabOne may elect to pay the purchase price with Common Stock, provided that the number of shares issued to pay the purchase price may not exceed the Conversion Limitation to the extent that shareholder approval of the termination of the Conversion Limitation has not been obtained.

Voting Rights

The holders of Series B-1 Convertible Preferred Stock are otherwise entitled to vote with the holders of Common Stock on an as-converted basis, subject to the As-Converted Voting Limitation, on matters other than the election of directors. See "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES - Voting Rights".

Election of Directors

The holders of the Series B-1 Convertible Preferred Stock, voting or consenting separately as a single class to the exclusion of all other classes of LabOne's capital stock and with each share of Series B-1 Convertible Preferred Stock entitled to one vote, shall by majority vote be entitled to elect directors to LabOne's Board as follows:

(a) Until shareholder approval of Proposal 1 is obtained, the holders of Series B-1 Convertible Preferred Stock shall be entitled to elect up to one director to serve on LabOne's Board as long as the voting power of the Series B-1 Convertible Preferred Stock (taking in account the As-Converted Voting Limitation described above under "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES - Voting Rights") equals or exceeds one-seventh (1/7) of the combined voting power of (i) the Common Stock on August 31, 2001 and (ii) the Series B-1 Convertible Preferred Stock on the date of the determination,

(b) If shareholder approval of Proposal 1 is obtained,

(i) the holders of Series B-1 Convertible Preferred Stock shall be entitled to elect two directors to serve on LabOne's Board if the voting power of the Series B-1 Convertible Preferred Stock (taking in account the As-Converted Voting Limitation described above under "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES - Voting Rights") equals or exceeds two-sevenths (2/7) of the combined voting power of (A) the Common Stock on August 31, 2001 and (B) the Series B-1 Convertible Preferred Stock on the date of the determination, and

(ii) the holders of Series B-1 Convertible Preferred Stock shall be entitled to elect one director to serve on LabOne's Board if the voting power of the Series B-1 Convertible Preferred Stock (taking in account the As-Converted Voting Limitation referred to above) equals or exceeds one-seventh (1/7) (but is less than two-sevenths) of the combined voting power of (A) the Common Stock on August 31, 2001 and (B) the Series B-1 Convertible Preferred Stock on the date of the determination.

The holders of the Series B-1 Convertible Preferred Stock will not be entitled to vote on an as-converted basis with the Common Stock in connection with the election or removal of directors to the extent that any director directly elected by the Series B-1 Convertible Preferred Stock is then serving or nominated for election by the holders of Series B-1 Convertible Preferred Stock.

Veto Rights

In addition, so long as any of the Series B-1 Convertible Preferred Stock is outstanding, the affirmative vote of the holders of (a) 66 2/3% of the outstanding shares of Series B-1 Convertible Preferred Stock, voting together as a single class, shall be necessary to alter or change the preferences, rights or powers of the Series B-1 Convertible Preferred Stock, and (b) a majority of the outstanding shares of Series B-1 Convertible Preferred Stock, voting together as a single class, shall be necessary to:

    increase or decrease the authorized number of shares of Series B-1 Convertible Preferred Stock;
    amend, alter, repeal or waive any provision of LabOne's articles of incorporation (including any certificate of designation or articles of amendment and whether by amendment, merger or otherwise) or by-laws so as to adversely affect the preferences, rights or powers of the Series B-1 Convertible Preferred Stock, including without limitation the voting powers, dividend rights and liquidation preferences of the Series B-1 Convertible Preferred Stock;
    change the Series B-1 Convertible Preferred Stock into any other securities (other than pursuant to the anti-dilution provisions), cash or other property; or
    issue any additional Series B-1 Convertible Preferred Stock (other than upon conversion of Series B-2 Preferred Stock) or create, authorize or issue any capital stock that ranks prior to or pari passu with, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, the Series B-1 Convertible Preferred Stock (other than Series B-2 Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock).

Pre-emptive Rights

The holders of Series B-1 Convertible Preferred Stock do not have pre-emptive rights to acquire additional securities of LabOne. Under the securities purchase agreement, the purchasers have certain rights to acquire additional securities upon the proposed issuance of equity or subordinated debt securities by LabOne. See the sections under "TERMS OF SECURITIES PURCHASE AGREEMENT" entitled "Right To Purchase Shares Of Series C Preferred Stock" and "Issuance Of Series B Senior Subordinated Notes In Connection With Subsequent Acquisitions".

Redemption and Dividends on Common Stock

So long as any shares of Series B-1 Convertible Preferred Stock are outstanding, no Common Stock may be redeemed by LabOne (except by conversion into or exchange for junior securities) or any cash dividend made on Common Stock other than (a) a dividend on the Common Stock in which the holders of the Series B-1 Convertible Preferred Stock participate or (b) repurchases of shares from employees of LabOne and its subsidiaries upon termination of the holders' employment.

TERMS OF SERIES B-2 PREFERRED STOCK

As of the date of this proxy statement, there were 21,000 shares of Series B-2 Preferred Stock outstanding.

Stated Value

The Series B-2 Preferred Stock has an initial stated value of $1,000 per share.

Rank

The Series B-2 Preferred Stock ranks prior to the Common Stock and ranks equally with the Series B-1 Convertible Preferred Stock and, upon issuance, the Series C-1 Preferred Stock and the Series C-2 Preferred Stock.

Dividend Rights

Each holder of Series B-2 Preferred Stock is entitled to receive cumulative dividends at an annual rate of 18.0% of the stated value, which accrue as if paid in-kind and are added to the stated value on a semi-annual basis, whether or not declared and whether or not there are any funds of LabOne legally available for the payment of dividends.

Each holder of Series B-2 Preferred Stock is also entitled to participate on an as-converted basis, assuming conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock, with the Series B-1 Convertible Preferred Stock on dividends paid on the Series B-1 Convertible Preferred Stock (other than dividends or distributions paid on the Common Stock described below, dividends or distributions payable solely in Series B-1 Convertible Preferred Stock, or regular accrued dividends on the Series B-1 Convertible Preferred Stock).

Each holder of Series B-2 Preferred Stock is also entitled to participate on an as-converted basis, assuming conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock and then into Common Stock and ignoring the Conversion Limitation discussed under "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK - Conversion Limitation" above, with the Common Stock with respect to dividends paid on the Common Stock, other than dividends payable in Common Stock.

Liquidation Preference

Each share of Series B-2 Preferred Stock has a liquidation preference equal to the greater of (a) its stated value, treating the date of determination as a dividend accrual date for purposes of calculating the stated value on such date, and (b) the amount that would have been payable with respect to the number of shares of Common Stock into which the number of shares of Series B-1 Convertible Preferred Stock resulting from the conversion of the Series B-2 Preferred Stock (assuming shareholder approval of such conversion) was convertible immediately before such liquidation (without regard to any Conversion Limitation then in effect). Upon receipt of such liquidation preference, holders of Series B-2 Preferred Stock shall not be entitled to any further payment.

Conversion Rights

The Series B-2 Preferred Stock is not convertible into any security unless and until shareholders approve the automatic conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock. In the event of shareholder approval of such conversion, each share of Series B-2 Preferred Stock shall be automatically converted into one share of Series B-1 Convertible Preferred Stock on the date of shareholder approval without any further action required by LabOne or any holder of Series B-2 Preferred Stock. If shareholder approval is obtained prior to February 28, 2002, the stated value of each share of Series B-1 Convertible Preferred Stock issued upon conversion of Series B-2 Preferred Stock shall be the stated value which a share of Series B-1 Convertible Preferred Stock issued on August 31, 2001 would have had on the date of shareholder approval at the 8% per year dividend rate. If shareholder approval is obtained on or after February 28, 2002, the stated value of each share of Series B-1 Convertible Preferred Stock into which a share of Series B-2 Preferred Stock shall convert shall be the stated value of such share of Series B-2 Preferred Stock on the date of shareholder approval at the 18% per year dividend rate, treating such date as a dividend accrual date for purposes of calculating the stated value. The conversion price of the share of Series B-1 Convertible Preferred Stock into which such share of Series B-2 Preferred Stock shall convert on the date of shareholder approval shall be the conversion price which a share of Series B-1 Convertible Preferred Stock issued on August 31, 2001 would have had on the date of shareholder approval.

Redemption Rights

If the Series B-2 Preferred Stock has not been automatically converted into Series B-1 Convertible Preferred Stock by August 31, 2004, the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding may require LabOne to redeem all of the outstanding shares of Series B-2 Preferred Stock for cash, payable in two annual installments. The redemption price of each share would equal the stated value of such share on the date of payment of the redemption price, treating such date as a dividend accrual date for purposes of calculating the stated value. If LabOne is of the opinion that any such redemption would be in violation of the terms of LabOne's senior credit arrangements, the holder requesting redemption may require LabOne to use its best efforts to issue and sell subordinated debt securities and to use the proceeds from such sale and issuance to redeem all of the shares of Series B-2 Preferred Stock.

At any time following August 31, 2004 and prior to August 31, 2006, LabOne may redeem all, but not less than all, of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to 105% of the stated value of such shares on the date of payment therefor, treating such date as a dividend accrual date for purposes of calculating the stated value.

At any time following August 31, 2006 and prior to August 31, 2008, LabOne may redeem all, but not less than all, of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to the stated value of such shares on the date of payment therefor, treating such date as a dividend accrual date for purposes of calculating the stated value.

On August 31, 2008, LabOne will be required to redeem, and the holders of the Series B-2 Preferred Stock will be required to deliver for redemption, all of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to the stated value of such shares on the date of payment therefor, treating such date as a dividend accrual date for purposes of calculating the stated value.

Redemption upon Change of Control

Holders of Series B-2 Preferred Stock have the same rights upon a change of control of LabOne as the holders of Series B-1 Convertible Preferred Stock. See "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK - Redemption upon Change of Control".

Voting Rights

Except as otherwise required by law and except for the veto rights described below, the Series B-2 Preferred Stock is non-voting.

Veto Rights

So long as any of the Series B-2 Preferred Stock is outstanding, the affirmative vote of the holders of (a) 66 2/3% of the outstanding shares of Series B-2 Preferred Stock, voting together as a single class, shall be necessary to alter or change the preferences, rights or powers of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock, and (b) a majority of the outstanding shares of Series B-2 Preferred Stock, voting together as a single class, shall be necessary to:

  increase or decrease the authorized number of shares of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock,
  amend, alter, repeal or waive any provision of LabOne's articles of incorporation or by-laws so as to adversely affect the preferences, rights or powers of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock, including, without limitation the voting powers, dividend rights and liquidation preference of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock,
  change the Series B-1 Convertible Preferred Stock (other than pursuant to the anti-dilution provisions) or the Series B-2 Preferred Stock (other than upon the conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock upon shareholder approval of such conversion) into any other securities, cash or other property, issue any additional Series B-2 Preferred Stock (other than in lieu of accrued dividends on the Series B-1 Convertible Preferred Stock prior to shareholder approval of Proposal 1), or create, authorize or issue any capital stock that ranks prior to or pari passu with, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock (other than Series C-1 Preferred Stock or Series C-2 Preferred Stock).

Restrictive Covenants

So long as any shares of Series B-2 Preferred Stock or Series C-2 Preferred Stock are outstanding, LabOne will comply with all of the provisions of securities purchase agreement described above under "SECURITIES PURCHASE AGREEMENT - Certain Negative Convenants Relating To Shares Of Series B-2 Preferred Stock And Series C-2 Preferred Stock And Series A Senior Subordinated Notes And Series B Senior Subordinated Notes", unless such compliance is waived in writing by the affirmative vote of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock, voting together as a single class. These provisions may not be amended with respect to the Series B-2 Preferred Stock without the consent of the holders of 66 2/3% of the outstanding shares of Series B-2 Preferred Stock.

Pre-emptive Rights

The holders of Series B-2 Preferred Stock do not have pre-emptive rights to acquire additional securities of LabOne. Under the securities purchase agreement, the purchasers have certain rights to acquire additional securities upon the proposed issuance of equity or subordinated debt securities by LabOne. See the sections under "TERMS OF SECURITIES PURCHASE AGREEMENT" entitled "Right To Purchase Shares Of Series C Preferred Stock" and "Issuance Of Series B Senior Subordinated Notes In Connection With Subsequent Acquisitions".

Redemption and Dividends on Common Stock.

So long as any shares of Series B-2 Preferred Stock are outstanding, no Common Stock may be redeemed by LabOne (except by conversion into or exchange for junior securities) or any cash dividend made on Common Stock other than (a) a dividend on the Common Stock in which the holders of the Series B-2 Preferred Stock participate or (b) repurchases of shares from employees of LabOne and its subsidiaries upon termination of the holder's employment.

TERMS OF SERIES B WARRANTS

In connection with the issuance of the Series B-1 Convertible Preferred Stock, LabOne issued 350,000 Series B Warrants to the purchasers.

Each Series B Warrant entitles the holder thereof to acquire one share of Common Stock at a purchase price of one cent ($.01) per share. The Series B Warrants have weighted average anti-dilution protection, which adjusts the exercise price and the number of shares issued upon exercise of each Series B Warrant on a weighted average basis for issuances and deemed issuances of Common Stock below the then market price, subject to certain exceptions. The holders of Common Stock issued upon exercise of Series B Warrants may not vote or give written consent with respect to such shares on any matters submitted to the shareholders of LabOne at any time that shares of Series B-1 Convertible Preferred Stock are outstanding. The Series B Warrants expire on August 31, 2008.